Exhibit 99.1

Occam Networks Announces Third-Quarter 2009 Results

SANTA BARBARA, Calif.--(BUSINESS WIRE)--November 5, 2009--Occam Networks®, Inc. (Nasdaq: OCNW), a leading broadband access supplier offering multiservice access platform (MSAP) solutions based on pure packet technologies, today reported financial results for the third quarter ended September 30, 2009.

Revenue for the third quarter was $21.7 million, compared with revenue of $25.1 million for the same period a year ago and with revenue of $21.0 million for the second quarter of 2009. Third-quarter 2009 revenue reflected the impact of a revenue deferral of $1.3 million of some shipments due to the bankruptcy filing by FairPoint Communications on October 26, 2009. FairPoint has announced that it will continue operations uninterrupted during this process and Occam expects to supply product during the company’s post-petition period.

Gross margin for the third quarter was $8.9 million, or 41% of revenue, compared with $10.8 million, or 43% of revenue, for the third quarter of 2008. Gross margin for the second quarter of 2009 was $8.0 million, or 38% of revenue. The increase in gross margin percentage from the second quarter was primarily due to changes in product mix.

As reported under U.S. generally accepted accounting principles (GAAP) and including a previously announced $1.7 million charge related to a settlement of a stockholder class action lawsuit, initially filed on April 26, 2007, net loss attributable to common stockholders for the third quarter of 2009 was $2.6 million, or a loss of $0.13 per basic share, compared with a net loss of $659,000, or a loss of $0.03 per basic share, for the comparable period a year ago. Second-quarter 2009 net loss was $2.4 million, or a loss of $0.12 per basic share.

Non-GAAP net income available to common stockholders for the third quarter of 2009 was $120,000, or $0.01 per basic share, excluding stock-based compensation expense of $1.1 million and the $1.7 million charge to settle the class action lawsuit. This compared with a non-GAAP net loss for third-quarter 2008 of $31,000, or a loss of $0.00 per basic share, excluding stock-based compensation expense of $628,000. For the second quarter of 2009, non-GAAP net loss was $1.3 million, or a loss of $0.06 per basic share, excluding a restructuring charge of $213,000 and stock-based compensation expense of $891,000. A reconciliation of Occam’s non-GAAP measures to its GAAP measures is provided in the financial statements portion of this news release.

“Despite the revenue deferral from FairPoint, we were encouraged by higher shipments overall, due to an increase in the order rate by customers during the quarter,” said Bob Howard-Anderson, president and CEO of Occam. “In addition, our bottom-line results reflected the steps we have taken in recent months to reduce total operating expenses.

“During the quarter, we announced a number of new products designed to give our customers cost-effective options to incrementally build out their networks or migrate from copper to fiber,” continued Howard-Anderson. “We believe that these new offerings should enhance our long-term competitive position in the market for broadband access solutions.”

Highlights for the third quarter of 2009 included:

  Expansion into European FTTP access markets by building out a network of value-added resellers throughout Europe to deploy Occam’s expertise in Ethernet and GPON broadband infrastructure solutions
  Introduction of three new GPON ONTs – the ON 2541, ON 2543 and ON 2544 – that offer greater service capabilities in FTTP networks for residential subscribers
  Announcement of a new, high-density Gigabit Ethernet FTTP Blade – BLC 6316 – that offers the industry’s highest port density in the most compact footprint, enabling service providers to serve up to 576 Ethernet FTTP customers from a 12-rack-unit platform, providing space and energy savings
  Launch of new VDSL2 Blade – BLC 6216 – that provides double the port density of competitive products in a compact form factor with less energy consumption
  Expanded BLC 6000 FTTH deployments at Farmers Telephone Cooperative, Northeast Missouri Rural Telephone and Stayton Telephone Cooperative.

Business Outlook

The company currently expects fourth-quarter 2009 revenue to be relatively flat with third-quarter 2009.

Today’s Conference Call

Occam plans to hold a teleconference to discuss its third-quarter results at 5:00 p.m. ET (2:00 p.m. PT) today. The call can be accessed by dialing (480) 629-9724 (for both U.S. and international callers). A live and archived webcast of the call will be available on the Occam website for up to one year after the call. To access the webcast, go to the Investor Relations page at http://www.occamnetworks.com and click on the “3Q 2009 Webcast” link. In addition to the webcast, a phone replay will be available for one week after the live call at (303) 590-3030, code number 4172526.

Non-GAAP Disclosure

Certain non-GAAP financial measures are included in this news release. Occam’s GAAP results have been adjusted to exclude stock-based compensation charges associated with the issuance of stock options, restricted stock units, and restricted stock as well charges associated with settlement of a stockholder class action lawsuit. These non-GAAP financial measures are provided to enhance the reader’s overall understanding of the company’s financial performance and its prospects for the future. Specifically, Occam believes non-GAAP measures can provide useful information to both management and investors by excluding certain non-cash or one-time expenses that are not indicative of the company’s core operating results. Further, these non-GAAP financial measures are one of the primary indicators management uses for planning and forecasting future periods. In addition, since Occam has historically reported non-GAAP measures to the investment community, management believes the inclusion of non-GAAP measures provides consistency in Occam’s financial reporting. The presentation of this additional information is not meant to be considered a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A detailed reconciliation of non-GAAP net income to GAAP net loss is included below.

Cautionary Note Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of applicable securities laws, including statements about the company’s efforts to benefit from anticipated growth in broadband product offerings by service providers and its efforts to improve operating performance. The news release also includes forward-looking statements concerning the company’s revenue outlook for the fourth quarter of fiscal 2009. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those indicated in forward-looking statements. Risks and uncertainties that could adversely affect the company’s business, revenues, results of operations and financial condition include, without limitation, the following: (i) the company's revenues and operating results have varied substantially on a quarter-to-quarter basis in the past and are likely to continue to vary in the future based, among other factors, on levels of customer demand, capital investment trends in the telecommunications industry, the size and timing of orders the company receives, and potentially substantial delays from the time the company receives orders until the company may recognize revenue under applicable revenue recognition rules; (ii) capital investment in the telecommunications industry may be reduced if macroeconomic weakness continues in North America; (iii) any inability to remedy previously disclosed internal control deficiencies could have an adverse impact on the reliability of the company’s financial statements. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made. Please also refer to the company's most recent Quarterly Report on Form 10-Q filed on August 7, 2009, as well as the company's future filings with the SEC, for other important risk factors that could cause the company's actual results to differ materially from those contained in any forward-looking statements.

About Occam Networks, Inc.

Occam Networks' broadband access solutions empower service providers to offer profitable new voice, data and video services over copper and fiber. Occam systems deliver flexibility and scalability in a Triple Play world. Over 2 million BLC 6000 ports are currently deployed at over 300 service providers worldwide. For more information, please visit www.occamnetworks.com.

Occam Networks and Occam BLC 6000 are either registered trademarks or trademarks of Occam Networks, Inc. in the United States and/or other countries.

All other trademarks mentioned are the property of their respective owners.

OCCAM NETWORKS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$38,843	$30,368
Restricted cash	6,259	13,771
Accounts receivable, net	16,142	17,391
Inventories	10,173	16,761
Prepaid and other current assets	1,542	3,290

Total current assets	72,959	81,581

Property and equipment, net	9,111	10,834
Intangibles, net	180	251
Other assets	106	68

Total assets	$82,356	$92,734

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,141	$6,911
Accrued expenses	8,514	8,687
Deferred revenue	12,197	17,612
Deferred rent	361	394
Capital lease obligations	25	24

Total current liabilities	28,238	33,628

Deferred rent, net of current portion	1,681	1,892
Capital lease obligation, net of current portion	25	43
Total liabilities	29,944	35,563

Stockholders’ equity:
Common stock, $0.001 par value, 250,000,000 shares authorized; 20,496,347 and 20,268,488 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	289	289
Additional paid-in capital	186,726	183,409
Accumulated deficit	(134,603)	(126,527)
Total stockholders’ equity	52,412	57,171
Total liabilities and stockholders’ equity	$82,356	$92,734

OCCAM NETWORKS, INC. AND SUBSIDIARY
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008

Revenue	$21,673	$21,028	$25,131	$62,120	$67,610
Cost of revenue (1)	12,725	13,000	14,380	36,970	38,331
Gross margin	8,948	8,028	10,751	25,150	29,279

Operating expenses (1):
Research and product-development	3,762	4,035	5,004	12,186	14,337
Sales and marketing	4,459	4,364	4,677	13,404	14,760
General and administrative	1,760	2,053	2,050	6,179	8,253
Restructuring charges	-	213	-	213	-
Loss on litigation settlement	1,700	-	-	1,700	-
Total operating expenses	11,681	10,665	11,731	33,682	37,350

Loss from operations	(2,733)	(2,637)	(980)	(8,532)	(8,071)
Other income (expense), net	43	104	-	147	(702)
Interest income, net	38	91	250	274	885

Loss before benefit from income taxes	(2,652)	(2,442)	(730)	(8,111)	(7,888)
Benefit from income taxes	(21)	(27)	(71)	(35)	(30)

Net Loss	$(2,631)	$(2,415)	$(659)	$(8,076)	$(7,858)

Net loss per share attributable to common stockholders:
Basic	$(0.13)	$(0.12)	$(0.03)	$(0.40)	$(0.40)
Diluted	$(0.13)	$(0.12)	$(0.03)	$(0.40)	$(0.40)

Weighted average shares attributable to common stockholders:
Basic	20,273	20,219	19,894	20,214	19,826
Diluted	20,273	20,219	19,894	20,214	19,826

(1) Total stock-based compensation included in:

Cost of revenue	$133	$104	$72	$326	$290
Research and product-development	297	258	243	778	868
Sales and marketing	248	247	149	692	557
General and administrative	373	282	164	889	633

Total stock-based compensation	$1,051	$891	$628	$2,685	$2,348

OCCAM NETWORKS, INC. AND SUBSIDIARY
GAAP to Non-GAAP Reconciliation
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008

GAAP net loss	$(2,631)	$(2,415)	$(659)
Stock-based compensation expense	1,051	891	628
Restructuring charges	-	213	-
Loss on litigation settlement	1,700	-	-
Non-GAAP net income (loss)	$120	$(1,311)	$(31)

GAAP basic net loss per share	$(0.13)	$(0.12)	$(0.03)
Stock-based compensation expense	0.06	0.05	0.03
Restructuring charges	-	0.01	-
Loss on litigation settlement	0.08	-	-
Non-GAAP basic net income (loss) per share	$0.01	$(0.06)	$(0.00)

CONTACT:
Occam Networks
Jeanne Seeley, 1-805-692-2957 (Financial)
ir@occamnetworks.com
or
Stearns Johnson Communications
Tim Johnson, 1-415-397-7600 (Media)
tjohnson@stearnsjohnson.com